Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. COMPLETES SALE OF

JACKSON & PERKINS® LAND ASSETS

MEDFORD, Oregon, May 2, 2007 – Harry & David Holdings, Inc. announced today that Harry & David Operations Corp. (the “Company”) and its Jackson & Perkins Operations subsidiary have completed the previously announced sale of approximately 3,200 acres in Wasco, California, and associated buildings and equipment, to Wasco Real Properties I, LLC and Wasco Real Properties II, LLC for $29 million in cash. The land assets were used by the Company for its Jackson & Perkins rose growing operations.

On April 10, 2007, the Company sold its Jackson & Perkins business, including the direct marketing and wholesale businesses, the Jackson & Perkins® brand, catalog, e-commerce website and associated inventory, including premium rose plants, horticultural products and home and garden décor, as well as its direct marketing and wholesale customer lists and relationships, to an investment group led by Donald and Glenda Hachenberger. In connection with this sale, the Company will provide certain transitional services, including agricultural and horticultural services through the end of June 2007, certain wholesale operational services during 2007, and certain direct marketing operational services and rose fulfillment through the end of June 2008.

Harry & David Holdings, Inc. was advised in this transaction by WR Hambrecht + Co.

Forward-Looking Statements

Certain of the statements herein, including consummation of the transactions, the expected impact of the divestitures on our financial results and our ability to realize the expected benefits thereof, constitute “forward-looking statements” within the meaning of the federal securities laws. The impact of these divestitures on our financial position and results of operations is subject to a number of factors that may cause our actual results, levels of activity or achievements to be materially different from those expressed or implied by any forward-looking statements herein. These factors include, but are not limited to, risks relating to market demand for the Company’s products, production capabilities, relationships with customers, the implementation of the Company’s business and marketing strategies, competition, continued rising fuel and energy costs, financial leverage, postal rate increases, increase in labor costs and the availability of a seasonal work force, and changes in federal and state tax laws. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, and owned by Wasserstein & Co., LP, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry and David® brand.

About Wasco Real Properties, LLC

Wasco Real Properties, LLC is a private real estate investment group located in Southern California.

CONTACTS:
Company Contact	Media Contact	Investor Relations Contact
Steve O’Connell, CFO	Bill Ihle, EVP Corp. Relations	John Mills/Christine Lumpkins
Harry & David Holdings, Inc.	Harry & David Holdings, Inc.	Integrated Corporate Relations, Inc.
soconnell@harryanddavid.com	bihle@harryanddavid.com	jmills@icrinc.com
(541) 864-2164	(541) 864-2145	clumpkins@icrinc.com
(310) 954-1100

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